Exhibit 10.3
LAM RESEARCH CORPORATION
2015 Stock Incentive Plan
Market-Based Performance Restricted Stock Unit Award Agreement
(U.S. Participants)

Pursuant to the terms of the 2015 Stock Incentive Plan (the “Plan”) Lam Research Corporation, a Delaware corporation (the “Company”), hereby awards market-based performance restricted stock units (“mPRSUs”) to [Print Name] (the “Participant”) on the terms and conditions as set forth in this Market-Based Performance Restricted Stock Unit Award Agreement, including the attached Exhibit A (collectively, the “Agreement”) and the Plan. Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan. This Agreement is effective as of [Date] (the “Grant Date”).
NOW, THEREFORE, it is hereby agreed as follows:
1.    Award of mPRSUs. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to the Participant the Target Number of mPRSUs as set forth in Exhibit A. Subject to the Company’s attainment of the relative performance set forth in the attached Exhibit A (the “Performance Criteria”), the Participant may vest in the mPRSUs in a designated Payout Range as set forth in Exhibit A. The mPRSUs represent an unfunded, unsecured promise by the Company to deliver Shares subject to the terms and conditions of this Agreement.
2.    Vesting.
(a)     Subject to the terms and conditions of this Agreement, the mPRSUs shall vest and become payable in Shares on the Performance Vesting Date set forth in the attached Exhibit A. The number of mPRSUs that vest shall be determined by the Company’s performance under the Vesting Formula during the Performance Period, as set forth in the attached Exhibit A. Except as otherwise provided herein, the Participant’s right to receive Shares subject to the mPRSUs is contingent upon the Participant continuing to provide Service (as defined in Section 3 below) to the Company (or any Related Entity) through the Performance Vesting Date.
(b)    Notwithstanding the provisions above, in the event of a Corporate Transaction or a Change in Control1 (defined hereinafter as “Triggering Event”) prior to the Performance Vesting Date in Section 2(a), a portion of the mPRSUs shall convert into a cash award (the “Cash Award”). The number of mPRSUs that convert into a Cash Award shall be the sum of the “performance pro rata” number of Shares and the “target pro rata” number of Shares. This sum shall be multiplied by the closing price of the Company’s common stock as of the closing date of the Triggering Event to determine the dollar amount of the Cash Award. The Cash Award will vest on the Performance Vesting Date, contingent upon the Participant continuing to provide Service (as defined in Section 3 below) to the Company (or any Related Entity) t
1 As may be defined by the Company’s Executive Change in Control Policy, if applicable to the Participant.

hrough the Performance Vesting Date. Any remaining portion of the mPRSUs that are not converted into a Cash Award shall be cancelled.
(i)     Performance Pro Rata. The Target Number of mPRSUs (as set forth in the attached Exhibit A) shall be multiplied by the total number of days from the first day of the Performance Period until the earlier of the closing date of the Triggering Event or the last day of the Performance Period divided by the number of days in the Performance Period (“Elapsed Target Shares”). The Company’s performance under the Vesting Formula (as set forth in the attached Exhibit A) from the first day of the Performance Period until the closing date of the Triggering Event shall be applied to the Elapsed Target Shares to determine the “performance pro rata” number of Shares.
(ii)    Target Pro Rata. The Target Number of mPRSUs (as set forth in the attached Exhibit A) shall be multiplied by the total number of days from the day following the closing date of the Triggering Event until the last day of the Performance Period (but not less than zero) divided by the number of days in the Performance Period to determine the “target pro rata” number of Shares.
3.    Effect of Termination of Service or Leave of Absence.
(a)    For purposes of this Agreement, “Service” shall mean the performance of services for the Company (or any Related Entity) in the capacity of an Employee and shall be considered terminated on the last day the Participant is on payroll. In the event of termination of the Participant’s Service by the Participant or by the Company or a Related Entity for any reason, excluding Participant’s death or Disability before the mPRSUs have vested, the unvested mPRSUs shall be cancelled by the Company.
(b)    In the event of termination of the Participant’s Service due to death prior to the Performance Vesting Date, a portion of the mPRSUs granted to the Participant shall vest on the date of death. To determine the applicable number of Shares, the Company’s performance under the Vesting Formula (as set forth in the attached Exhibit A) from the first day of the Performance Period until the earlier of the date of death or the last day of the Performance Period shall be applied to the original Target Number of mPRSUs (as set forth in the attached Exhibit A), to determine the number of Shares which shall vest on the date of death (the “Death Vesting Date”). Any remaining unvested portion of the mPRSUs shall be cancelled.
(c)    In the event of termination of the Participant’s Service due to Disability prior to the Performance Vesting Date, a portion of the mPRSUs granted to the Participant shall vest on the date the Disability is incurred. To determine the applicable number of Shares, the Target Number of mPRSUs (as set forth in the attached Exhibit A) shall be multiplied by the total number of days from the first day of the Performance Period until the earlier of the date the Disability is incurred or the last day of the Performance Period, divided by the number of days in the Performance Period to determine the “disability pro rata” target number of Shares. The Company’s performance under the Vesting Formula (as set forth in the attached Exhibit A) from the first day of the Performance Period until the earlier of the date the Disability is incurred or the last day of the Performance Period shall be applied to the greater of: (i) the “disability pro rata” target number of Shares or (ii) 50% of the original Target Number of mPRSUs (as set forth in the attached Exhibit A) to determine the number of Shares which shall vest on the date the

Disability is incurred (the “Disability Vesting Date”, and collectively with “Performance Vesting Date”, and the “Death Vesting Date”, the “Vesting Date”). Any remaining unvested portion of the mPRSUs shall be cancelled.
(d)    Vesting of the mPRSUs will be suspended and vesting credit will no longer accrue as of the day of the leave of absence as set forth in Exhibit A, unless otherwise determined by the Administrator or required by contract or statute. If the Participant returns to Service immediately after the end of an approved leave of absence, vesting credit shall continue to accrue from that date of continued Service.

4.    Form and Timing of Payment.
(a)    Subject to Section 5 of this Agreement and provided that the Participant has satisfied the vesting requirements of Section 2 of this Agreement, on each Vesting Date, as applicable, the mPRSUs shall automatically be converted into unrestricted Shares. Such Shares will be issued to the Participant (as evidenced by the appropriate entry in the books of the Company or a duly authorized transfer agent of the Company) on the applicable Vesting Date (or as soon as practicable), but in any event, within the period ending on the later to occur of the date that is 2 ½ months after the end of (i) the Participant’s tax year that includes the applicable Vesting Date, or (ii) the Company’s tax year that includes the applicable Vesting Date.
(b)    Shares issued in respect of mPRSUs shall be deemed to be issued in consideration of past services actually rendered by the Participant to the Company or a Related Entity or for its benefit for which the Participant has not previously been compensated or for future services to be rendered, as the case may be, which the Company deems to have a value at least equal to the aggregate par value of the Shares subject to the mPRSUs.
5.    Tax Withholding Obligations. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, fringe benefits tax, or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the mPRSUs, including, but not limited to, the grant of the mPRSUs, the vesting of the mPRSUs, or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the mPRSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.
Prior to the issuance of Shares upon vesting of the mPRSUs (or any other tax or withholding event), the Participant shall pay, or make arrangements satisfactory to the Company (in the Company’s sole discretion) to satisfy all withholding obligations. In those cases where a prior arrangement has not been made (or where the amount of money provided under the prior arrangement is insufficient to satisfy the obligations for Tax-Related Items), the Company shall withhold a number of whole Shares otherwise deliverable at vesting having a Fair Market Value sufficient to satisfy the statutory minimum (or such higher amount as is allowable without adverse accounting consequences) of the Participant’s estimated obligations for Tax-Related Items applicable to the mPRSUs; such withholding will result in the issuance to the participant of a lower number of Shares.
The Company and/or the Employer may also, in lieu of or in addition to the foregoing, at the Company’s sole discretion, as authorized herein by the Participant, withhold all applicable Tax-Related Items legally payable by the Participant from the Participant’s wages or other cash compensation or to withhold in one of the following ways, as determined by the Company: (i) require the Participant to deposit with the Company an amount of cash sufficient to meet the Participant’s obligation for Tax-Related Items, and/or (ii) sell or arrange for the sale of Shares to be issued on the vesting of the mPRSUs to satisfy the withholding obligation. If the Participant’s obligation for Tax-Related Items is satisfied as described in (ii) of this section, the Company will endeavor to sell only the number of Shares required to satisfy the Participant’s obligations for Tax-Related Items; however, the Participant agrees that the Company may sell more Shares than necessary to cover the Tax-Related Items and that in such event, the Company will reimburse the Participant for the excess amount withheld, in cash and without interest. The Participant shall pay to the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of the Participant’s receipt of the mPRSUs, the vesting of the mPRSUs that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares to the Participant if the Participant fails to comply with the Participant’s obligation in connection with the Tax-Related Items as described herein. The Participant hereby consents to any action reasonably taken by the Company and/or the Employer to meet the Participant’s obligation for Tax-Related Items.
Further, in consideration of the grant of the mPRSUs, no claim or entitlement to compensation or damages arises if, in satisfying the Participant’s (and/or the Employer’s) obligation for Tax-Related Items, the Company and/or the Employer withholds an amount in excess of the amount legally required to be withheld, the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim or damages.
6.    Restriction on Transferability. Prior to vesting and delivery of the Shares, neither the mPRSUs, nor the Shares or any beneficial interest therein, may be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, distribution can be made pursuant to will, the laws of descent and distribution, and if provided by the Administrator and permitted by Applicable Laws, intra-family transfer instruments, or to an inter vivos trust, or as otherwise provided by the Administrator. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.
7.    Requirements of Law. The issuance of Shares upon vesting of the mPRSUs is subject to Sections 9 and 14(b) of the Plan, which generally provide that any such issuance shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Shares may be listed for trading at the time of such issuance. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Shares hereby shall relieve the Company of any liability with respect to the non-issuance of the Shares as to which such approval shall not have been obtained.
8.    Rights as Stockholder. The Participant shall not have voting, dividend or any other rights as a stockholder of the Company with respect to the mPRSUs. Upon settlement of the Participant’s mPRSUs into Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), the Participant will obtain full voting, dividend and other rights as a stockholder of the Company.
9.    No Compensation Deferrals. Neither the Plan nor this Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). If, notwithstanding the parties’ intent in this regard, at the time of the Participant’s termination of Service, the Participant is determined to be a “specified employee” as defined in Code Section 409A, and one or more of the payments or benefits received or to be received by the Participant pursuant to the mPRSUs would constitute deferred compensation subject to Code Section 409A, no such payment or benefit will be provided under the mPRSUs until the earliest of (A) the date which is six (6) months after the Participant’s “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of the Participant’s death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code), or (C) the effective date of a “change in the ownership or effective control” or a “change in ownership of a substantial portion of the assets” of the Company (as such terms are used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 9 shall only apply to the extent required to avoid the Participant’s incurrence of any additional tax or interest under Code Section 409A or any regulations or U.S. Department of the Treasury (“Treasury”) guidance promulgated thereunder. In addition, if any provision of the mPRSUs would cause the Participant to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to conform it to the maximum extent practicable to the original intent of the applicable provision without violating the provisions of Code Section 409A, including without limitation to limit payment or distribution of any amount of benefit hereunder in connection with a Triggering Event to a transaction meeting the definitions referred to in clause (C) above, or in connection with any disability to a “disability” as referred to in (B) above; provided however that the Company makes no representation that these Performance Restricted Stock Units are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to these mPRSUs. In addition, to the extent the Company determines it appropriate to accelerate any vesting conditions applicable to this award, then to the extent necessary to avoid the Participant’s incurring any additional tax or interest as a result of such vesting acceleration under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, and notwithstanding Section 4 above, the Company may as a condition to extending such acceleration benefits provide for the Shares to be issued upon settlement of the

mPRSUs to be issued on the earliest date (the “Permitted Distribution Date”) that would obviate application of such additional tax or interest rather than issuing them upon the date on which such vesting is effective as would otherwise be required under Section 2 (or as soon as practicable after such Permitted Distribution Date and in no event later than that last day of the grace period following such date permitted under Code Section 409A).
10.    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Participant, the Company, and all other interested persons. No Administrator shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
11.    Effect on Other Employee Benefit Plans. The value of the mPRSUs granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Participant’s benefits under any employee benefit plan sponsored by the Company or any Related Entity, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Related Entity’s employee benefit plans.
12.    No Employment Rights. The award of the mPRSUs pursuant to this Agreement shall not give the Participant any right to continued Service with the Company or a Related Entity and shall not interfere with the ability of the Employer to terminate the Participant’s Service with the Company at any time with or without cause.
13.    Nature of the Grant. In accepting the mPRSUs, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
(b)the grant of mPRSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of mPRSUs, or benefits in lieu of mPRSUs even if mPRSUs have been awarded in the past;
(c)all decisions with respect to future grants of mPRSUs, if any, will be at the sole discretion of the Company;
(d)the Participant’s participation in the Plan is voluntary;
(e)the mPRSUs are outside the scope of the Participant’s employment contract, if any;
(f)the mPRSUs and the Shares subject to the mPRSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)the mPRSUs and the Shares subject to the mPRSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any overtime, severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement benefits or similar payments;
(h)in the event that the Participant is not an employee of the Company, the grant of the mPRSUs will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of the mPRSUs will not be interpreted to form an employment contract with the Employer or any Related Entity;
(i)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)if the Participant receives Shares upon vesting of the mPRSUs, the value of such Shares may increase or decrease in value;
(k)in consideration of the grant of the mPRSUs, no claim or entitlement to compensation or damages arises from (i) termination of the mPRSUs or diminution in value of the mPRSUs or Shares received upon vesting of mPRSUs resulting from termination of the Participant’s Service to the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any) and/or (ii) the forfeiture or termination of the mPRSUs, or the recoupment of any Shares, cash or other benefits acquired upon settlement of the mPRSUs resulting from the application of Section 23 of the Plan, and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim;
(l)unless otherwise provided in the Plan or by the Company in its discretion, the mPRSUs and the benefits evidenced by this Agreement do not create any entitlement to have the mPRSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(m)unless otherwise agreed with the Company, the RSUs and the Shares subject to the mPRSUs, and any income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Related Entity.
14.    Amendment of Agreement. This Agreement may be amended only by a writing which specifically states that it amends this Agreement. Notwithstanding the foregoing, this Agreement may be amended unilaterally by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Participant, and provided that no such amendment adversely affects the rights of the Participant. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Participant, the provisions of the mPRSUs or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, or, to the extent permissible under the Plan (including, but not limited to, Sections 10, 11 and 13 of the Plan).
15.    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Stock Administrator. Any notice to be given to the Participant shall be addressed to the Participant at the address listed in the Employer’s records. By a notice given pursuant to this section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.
16.    Severability. The provisions of this Agreement are severable and if all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.
17.    Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by the Participant or any other participant.
18.    Construction. The mPRSUs are being issued pursuant to the Plan and are subject to the terms of the Plan. A copy of the Plan is available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with a provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.
19.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the mPRSUs granted under the Plan and participation in the Plan or future mPRSUs that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20.    Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the Company and the Participant with respect to the subject matter hereof and, unless indicated otherwise herein, supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
21.    Company Policies. The mPRSUs are being issued subject to the terms of the Company’s Executive Severance Policy and Executive Change in Control Policy, as in effect at any time and from time to time (each, a “Policy”). If and to the extent that a provision of a Policy is at any time applicable to the Participant and the application of such provision would yield a different result than the application of a provision of this Agreement, the Policy provision shall prevail, and the corresponding provision of this Agreement shall not apply.
22.    Recoupment/Clawback. As an additional condition of receiving the mPRSUs, pursuant to Section 23 of the Plan, the Participant agrees that the mPRSUs and any benefits or proceeds therefrom that the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company, to the extent required to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 10D of the Exchange Act, Rule 10D-1 thereunder, and Nasdaq Stock Market Listing Rule 5608 as may be reflected in a compensation recovery or “clawback” policy adopted by the Company, as may be amended from time to time, or otherwise (and the provisions contained in a policy contemplated in this Section 22 shall be deemed incorporated into this Agreement without the Participant’s additional or separate consent).
23.    Imposition of Additional Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the mPRSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.    Miscellaneous.
(a)    The Company has established the Plan voluntarily, it is discretionary in nature and the Board may terminate, amend, or modify the Plan at any time; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval unless such termination, amendment, or modification of the Plan is necessary in order to comply with any change in Applicable Laws or regulations or any future law, regulation, ruling, or judicial decision or as otherwise permissible under the Plan (including, but not limited to, Sections 10, 11 and 13 of the Plan).
(b)    All obligations of the Company under the Plan and this Agreement in a Triggering Event shall be governed by the Plan and this Agreement, other than as set forth in Section 3(a) above.
(c)    By signing this Agreement, the Participant acknowledges that the Participant’s personal employment or Service information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By signing this Agreement, the Participant consents to such transmission of personal data as the Company believes is appropriate to administer the Plan.

(d)    To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly under the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Alameda County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
(e)    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant understands that the Participant should consult the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
25.    Insider Trading Restrictions. The Participant acknowledges that the Participant may be subject to insider-trading law restrictions under the laws and regulations of applicable jurisdictions, including the United States, which may affect the Participant’s ability to acquire, sell or attempt to sell or otherwise dispose of Shares or rights to Shares (e.g., mPRSUs) during such times as the Participant is considered to have “inside information” regarding the Company as defined in these laws or regulations. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.
26.    Acceptance of Terms and Conditions. The Participant agrees with and agrees to abide by all of the governing terms and provisions of the Plan and this Agreement unless the Participant declines the award electronically with the Company sponsored broker by the first vest date; provided, however, that in the event of termination of the Participant’s Service due to Disability or death on or before the first vest date, if the Participant has not declined the award prior to such time, the Participant shall be deemed to have accepted said terms and conditions. Additionally, the Participant acknowledges having read and understood the terms and conditions of the Plan and this Agreement and has had an opportunity to obtain the advice of counsel prior to accepting this Agreement. In addition, the transfer or sale of the shares obtained at vesting by the Participant shall be considered an additional acknowledgment of the terms and conditions contained in the Plan and Agreement.

* * * * *

PARTICIPANT SIGNATURE	[Electronic Signature]
PRINTED NAME	[Participant Name]
DATE	[Acceptance Date]

LAM RESEARCH CORPORATION
2015 Stock Incentive Plan
Market-Based Performance Restricted Stock Unit Award Agreement
EXHIBIT A
([___________] Vesting)

Participant (Name & Employee Number):

Grant Date:

Target Number of mPRSUs:

Performance Vesting Date:

Payout Range: 0% to 150% of Target Number of mPRSUs

Performance Period: to .

Performance Criteria:

•Index
PHLX Semiconductor Sector Total Return Index, a global index traded on the NASDAQ OMX PHLX with a trading symbol of “XSOX”

•Vesting Formula
Target Number of mPRSUs x (100% + ((LRCX TSR % – Index TSR %) x 2)) = mPRSUs vested (subject to the maximum in the Payout Range)

•Target Number of mPRSUs is vested if the LRCX TSR % equals the Index TSR %
•Number of mPRSUs vested increases by 2% of target for each 1% that the LRCX TSR % exceeds the Index TSR %
•Number of mPRSUs vested decreases by 2% of target for each 1% that the LRCX TSR % trails the Index TSR %
•The result of the Vesting Formula is rounded down to the nearest whole number

•LRCX TSR %
(LRCX 50-trading day average closing price as of the last trading day of the Performance Period – LRCX 50-trading day average closing price on the trading day immediately prior to the beginning of the Performance Period) ÷ (LRCX 50-trading day average closing price on the trading day immediately prior to the beginning of the Performance Period) x 100

•Index TSR %
(Index 50-trading day average closing price as of the last trading day of the Performance Period – Index 50-trading day average closing price on the trading day immediately prior to the beginning of the Performance Period) ÷ (Index 50-trading day average closing price on the trading day immediately prior to the beginning of the Performance Period) x 100

•Notes:

▪The LRCX TSR % calculation assumes any dividends paid on the Company’s common stock are reinvested on the ex-dividend date.
▪All Index TSR % calculations are based on the companies traded on the Index as of the applicable dates
◦E.g., The Index is used as of the applicable dates even if companies are added / removed from the Index during the Performance Period.
▪The Company’s relative performance is determined using calculations based on the 50-trading day average closing price methodology for all TSR calculations.
▪In the event of a Triggering Event, the closing price of the Company’s common stock as of the closing date of the Triggering Event is used to convert the sum of the “performance pro rata” and “target pro rata” number of Shares into the Cash Award.
▪If the Index is no longer traded / calculated, the Company’s relative performance is determined using calculations based on the companies included in the Index at the time trading / calculation last occurred. The Compensation Committee will calculate the Index TSR % in the manner that most closely approximates the Index in its sole discretion.

Leave of Absence: 31st day (or 91st day if reemployment guaranteed by statute or contract)